Term sheet No. 189PP To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement PP dated October 1, 2007	Registration Statement No. 333-137902 Dated October 2, 2007; Rule 433

Deutsche Bank AG, London Branch

$

Efficient Allocation Return Securities Linked to a Basket Consisting of the Russell 1000® Value Index and the Russell 1000® Growth Index due on or about April 29, 2011

General

•

Efficient Allocation Return Securities Linked to a Basket Consisting of the Russell 1000 Value Index and the Russell 1000 Growth Index due on or about April 29, 2011 (the “securities”) are designed for investors who seek a return at maturity linked to the performance of a basket of indices that seek to reflect the performance of domestic growth-oriented and value-oriented stocks. Investors should be willing to forgo interest and dividend payments during the term of the securities.

•	Senior unsecured obligations of Deutsche Bank AG due on or about April 29*, 2011.
•	Denominations of $1,000.
•	Minimum initial investment of $1,000.
•	The securities are expected to price on or about October 26*, 2007 and are expected to settle on or about October 31*, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Issue Price:	$1,000 per security.

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa1 to securities, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Basket:	The securities are linked to a basket consisting of the Russell 1000 Value Index and the Russell 1000 Growth Index (each, a “Basket Index” and, collectively, the “Basket Indices”).

Payment at Maturity:	If the EARS Return is greater than or equal to zero, you will receive a cash payment per $1,000 security face amount calculated as follows:

                                                     $1,000 + ($1,000 x EARS Return)

If the EARS Return is less than zero:

•	If the sum of the EARS Return and the Buffer Level is greater than or equal to zero, you will receive a cash payment of $1,000 per $1,000 security face amount.
•	If the sum of the EARS Return and the Buffer Level is less than zero you will receive a cash payment per $1,000 security face amount calculated as follows:

                                                         $1,000 + $1,000 x (EARS Return + Buffer Level)

You will lose some of your investment at maturity if the sum of the EARS Return and the Buffer Level is less than zero.

EARS Return:	The sum of:

•	60% x highest Index Return; and
•	40% x lowest Index Return

Index Return:	The Index Return for each Basket Index is calculated as follows:

Final Level – Initial Level
Initial Level

Initial Level:	For each Basket Index, the closing level of such Basket Index on the Trade Date.

Final Level:	For each Basket Index, the arithmetic average of the closing levels of such Basket Index on each Averaging Date.

Buffer Level	10%

Trade Date:	October 26*, 2007.

Averaging Dates:

Commencing on (and including) January 26, 2010 and each twenty sixth (26th) day of January, April, July and October to (and including) April 26, 2011 (the “Final Averaging Date”), subject to postponement in the event of a market disruption event and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement.

Term; Maturity Date:

3 years and 6 months; April 29*, 2011, subject to postponement in the event of a market disruption event and as described under “Description of Securities — Payment at Maturity” in the accompanying product supplement.

CUSIP:	2515A0 EX 7

ISIN:	US2515A0EX72

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Averaging Date and Maturity Date will be changed so that the stated term of the securities remains the same.

†A credit rating is not a recommendation to buy, sell or hold securities, and may be subject to revision at any time by the assigning rating agency.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering.

You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$
(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

•

You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement PP dated October 1, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement PP dated October 1, 2007: http://www.sec.gov/Archives/edgar/data/1159508/000119312507211086/d424b21.pdf

•	Prospectus supplement dated November 13, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

•

Our Central Index Key, or CIK, on the SEC Web site is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

•

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Payment Amount on the Securities at Maturity for Three Hypothetical Scenarios?

The following table illustrates the hypothetical payment amount at maturity per $1,000 security face amount for three hypothetical scenarios. The following results are based solely on the hypothetical examples cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

	Scenario 1		Scenario 2		Scenario 3
Basket Index	Russell 100 Value Index	Russell 100 Growth Index	Russell 100 Value Index	Russell 100 Growth Index	Russell 100 Value Index	Russell 100 Growth Index
Initial Level	863.03	626.15	863.03	626.15	863.03	626.15
Final Level(1)	1294.55	720.07	431.52	469.61	1121.94	313.08
Index Return	50.00%	15.00%	-50.00%	-25.00%	30.00%	-50.00%
Weighting	60.00%	40.00%	40.00%	60.00%	60.00%	40.00%
Contribution to EARS Return	30.00%	6.00%	-20.00%	-15.00%	18.00%	-20.00%
EARS Return	36.00%		-35.00%		-2.00%
Payment at Maturity(2)	136.00%		75.00%		100.00%
Annualized Return(3)	8.92%		-7.89%		0.00%
(1)	For each Basket Index, the arithmetic average of the closing levels of such Basket Index on each Averaging Date.
(2)	As a percentage of the security face amount.
(3)	Assuming a term of 3 years and 6 months.

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: Scenario 1 assumes hypothetical Index Returns of 50.00% and 15.00% for the Russell 1000 Value Index and the Russell 1000 Growth Index, respectively. Because the highest Index Return is 50.00%, the Russell 1000 Value Index is accorded a weighting of 60.00% for the purpose of calculating the EARS Return. Because the lowest Index Return is 15.00%, the Russell 1000 Growth Index is accorded a weighting of 40.00%. The EARS Return is calculated as follows:

EARS Return = (60.00% × 50.00%) + (40.00% × 15.00%) = 36.00%

Because the EARS Return is greater than zero, the payment at maturity per $1,000 security face amount is $1,360.00, calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + ($1,000 x 36.00%) = $1,360.00

Example 2: Scenario 2 assumes hypothetical Index Returns of -50.00% and -25.00% for the Russell 1000 Value Index and the Russell 1000 Growth Index, respectively. Because the highest Index Return is -25.00%, the Russell 1000 Growth Index is accorded a weighting of 60.00% for the purpose of calculating the EARS Return. Because the lowest Index Return is -50.00%, the Russell 1000 Value Index is accorded a weighting of 40.00%. The EARS Return is calculated as follows:

EARS Return = (60.00% × -25.00%) + (40.00% × -50.00%) = -35.00%

Because the sum of the EARS Return and the Buffer Level is less than zero, the payment at maturity per $1,000 security face amount is $750.00, calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + $1,000 x (-35.00 + 10.00%) = $750.00

Example 3: Scenario 3 assumes hypothetical Index Returns of 30.00% and -50.00% for the Russell 1000 Value Index and the Russell 1000 Growth Index, respectively. Because the highest Index Return is 30.00%, the Russell 1000 Value Index is accorded a weighting of 60.00% for the purpose of calculating the EARS Return. Because the lowest Index Return is -50.00%, the Russell 1000 Growth Index is accorded a weighting of 40.00%. The EARS Return is calculated as follows:

EARS Return = (60.00% × 30.00%) + (40.00% × -50.00%) = -2.00%

Because the EARS Return is less than zero and the sum of the EARS Return and the Buffer Level is greater than zero, the payment at maturity per $1,000 security face amount is $1,000.00.

Selected Purchase Considerations

•

LIMITED PROTECTION AGAINST LOSS — Payment at maturity of the face amount of your securities is protected if the sum of the EARS Return and the Buffer Level is greater than or equal to zero. However, if the sum of the EARS Return and the Buffer Level is not greater than or equal to zero, for every 1% that such sum is less than zero, you will lose an amount equal to 1% of the face amount of your securities and you could lose up to 90% of your initial investment.

•

UNCAPPED APPRECIATION POTENTIAL — The securities are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined by the appreciation, if any, of the Basket Indices.

•

THE BASKET INDICES COMPRISE VALUE-ORIENTED AND GROWTH-ORIENTED STOCKS — The return on the securities is linked to a basket consisting of the Russell 1000 Value Index and the Russell 1000 Growth Index. The Russell 1000 Value Index and the Russell 1000 Growth Index are calculated, published and disseminated by Frank Russell Company, and measure the composite price performance of certain stocks included in the Russell 1000 Index, the issuers of which are incorporated in the United States and its territories. The Russell 1000 Value Index measures those stocks that have been determined by Frank Russell Company to be value oriented, with lower price-to-book ratios and lower forecasted growth values. The Russell 1000 Growth Index measures those stocks that have been determined by Frank Russell Company to be growth oriented, with higher price-to-book ratios and higher forecasted growth values. For additional information about the Basket and each Basket Index, please see “The Russell 1000 Growth Index and the Russell 1000 Value Index” in this term sheet.

•

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES— You should review carefully the section in the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Subject to the limitations described therein, although the tax consequences of an investment in the securities are uncertain, we believe that it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Assuming this treatment is respected, your gain or loss on the sale, exchange or retirement of the securities should be long-term capital gain or loss if you have held the securities for more than one year at the time of such sale, exchange or retirement. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or court will agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you may refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You are urged to consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of investing in the securities, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Basket, the Basket Indices or any of the component stocks of the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•

YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment in excess of $100 per $1,000 security face amount. The return on the securities at maturity is linked to the performance of the Basket and will depend on whether, and the extent to which, the EARS Return is positive or negative. You could lose up to $900 for each $1,000 security face amount that you invest.

•

YOUR RETURN WILL BE BASED ON THE AVERAGE CLOSING LEVEL OF THE BASKET INDICES ON THE AVERAGING DATES — For each Basket Index, the Final Level will be the arithmetic average of the closing levels of such Basket Index on each Averaging Date. As a result, the level of any Basket Index could be higher, and potentially significantly higher, during the term of the securities than the Final Level for such Basket Index. The EARS Return will be determined based on the Index Return of each Basket Index.

•

NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the securities, you will not receive periodic interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Basket Indices would have.

•

WE ARE NOT AFFILIATED WITH ANY COMPANY INCLUDED IN THE RUSSELL 1000 VALUE INDEX OR THE RUSSELL 1000 GROWTH INDEX — We are not affiliated with any of the companies whose stock is included in the Russell 1000 Value Index or the Russell 1000 Growth Index. As a result, we will have no ability to control the actions of such companies, including actions that could affect the value of the stocks underlying the Russell 1000 Value Index or the Russell 1000 Growth Index or your securities. None of the money you pay us will go to the sponsor of the Russell 1000 Value Index and the Russell 1000 Growth Index (the “Sponsor”), or any of the companies included in the Russell 1000 Value Index or the Russell 1000 Growth Index, and none of those companies will be involved in the offering of the securities in any way. Neither those companies nor the Sponsor will have any obligation to consider your interests as a holder of the securities in taking any corporate actions that might affect the value of your securities.

•

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•

LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the securities in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates is willing to buy the securities.

•

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the level of the Basket on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Basket Indices;

•	the time to maturity of the securities;

•	the market price and dividend rate on the common stocks underlying the Basket Indices;

•	interest and yield rates in the market generally and in the markets of the common stocks underlying the Basket Indices;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•

WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE BASKET INDICES TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Basket Indices to which the securities are linked.

The Securities may be suitable for you if:

•	You seek an investment with a return linked to the performance of the Basket Indices;

•	You understand that you could lose up to 90% of your initial investment at maturity;

•

You are willing to forgo dividends paid on the component stocks underlying the Basket Indices in exchange for potential returns if the Basket Indices appreciate and protection of 10% of your initial investment;

•	You are willing and able to hold the securities to maturity; and

•	You do not seek current income from this investment.

The Securities may not be suitable for you if:

•	You do not seek an investment with exposure to the economy of the United States;

•	You are unwilling or unable to hold the securities to maturity;

•	You seek an investment that offers 100% protection of your initial investment;

•	You prefer to receive dividends paid on the component stocks underlying the Basket Indices;

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

The Russell 1000® Growth Index and the Russell 1000® Value Index

We have obtained all information contained in this term sheet regarding the Russell 1000 Growth Index (the “Growth Index”) and the Russell 1000 Value Index (the “Value Index”, and along with the Growth Index, each an “Index” and collectively the “Indices”), including, without limitation, their make-up, method of calculation and changes in their components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company. Frank Russell Company has no obligation to continue to publish, and may discontinue publication of the Indices at any time. We make no representation or warranty as to the accuracy or completeness of such information.

The Growth Index and the Value Index are calculated, published and disseminated by Frank Russell Company, doing business as the Russell Investment Group, and measure the composite price performance of certain stocks included in the Russell 1000 Index, the issuers of which are incorporated in the United States and its territories. The Growth Index includes those stocks that have been determined by Frank Russell Company to be growth-oriented, with higher price-to-book ratios and higher forecasted growth values. The Value Index includes those stocks that have been determined by Frank Russell Company to be value-oriented, with lower price-to-book ratios and lower forecasted growth values. All component stocks of the Growth Index and the Value Index are traded on either a major U.S. stock exchange or in the over-the-counter (“OTC”) market.

Selection of Component Stocks Included in the Indices

To be eligible for inclusion in an Index, a company’s stocks must be listed on May 31 of a given year and Frank Russell Company must have access to documentation verifying the company’s eligibility for inclusion. Common stocks belonging to corporations incorporated in the United States and its territories are eligible for inclusion in the Indices. Companies incorporated in the following countries/regions are also reviewed for eligibility: Bahamas, Belize, Bermuda, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands,

Gibraltar, Isle of Man, Liberia, Marshall Islands, & Netherlands Antilles. Not all companies incorporated in these regions are eligible for inclusion in the Indices. A company incorporated in one of these regions is specifically considered eligible for inclusion in the Indices if the company meets one of the following criteria: (i) its headquarters are in the U.S. or (ii) its headquarters are also in the designated region/country, and the primary exchange for local shares is in the U.S.

The following securities are specifically excluded from the Indices: (i) preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights; and (ii) trust receipts, royalty trusts, limited liability companies, OTC Bulletin Board companies, pink sheets, closed-end mutual funds and limited partnerships that are traded on U.S. exchanges.

The primary criteria used to determine the initial list of securities eligible for the Indices is total market capitalization, which is defined as the price of the shares times the total number of available shares. All common stock share classes are combined in determining market capitalization. If multiple share classes have been combined, the price of the primary vehicle (usually the most liquid) is used in the calculations. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must trade at or above $1.00 on May 31 of each year to be eligible for inclusion in the Indices. However, if a stock falls below $1.00 intra-year, it will not be removed until the next reconstitution if it is still trading below $1.00.

The Indices are reconstituted annually to reflect changes in the marketplace. The list of companies is ranked based on May 31 total market capitalization, with the actual reconstitution effective on the first trading day following the final Friday of June each year. Changes in the constituent stocks are pre-announced and subject to change if any corporate activity occurs or if any new information is received prior to release.

Computation of the Indices

The market value of each security in each Index is determined as a percentage of the market value within the Russell 1000 Index. A security designated as 100% growth will hold the same market value in the Growth Index as in the Russell 1000 Index. A security designated as 70% growth will be included at 70% of the market value in the Growth Index as in the Russell 1000 Index. Similarly, a security designated as 100% value will hold the same market value in the Value Index as in the Russell 1000 Index, and a security designated as 70% value will be included at 70% of the market value in the Value Index as in the Russell 1000 Index. As capitalization-weighted indices, the Indices reflect changes in the capitalization, or market value, of the component stocks relative to their capitalization on a base date. The current value of each Index is calculated by adding the market values of each Index’s component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 1,000 stocks. The total market capitalization is then divided by a divisor. To calculate each Index, last sale prices are used for exchange-traded and Nasdaq Global Market stocks. If a component stock of an Index is not open for trading, the most recently traded price for that security is used in calculating the relevant Index. In order to provide continuity for the value of each Index, the divisor is adjusted periodically to reflect events including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings and other capitalization changes.

Frank Russell Company uses a “non-linear probability” method to assign growth and value weights to stocks, where the term “probability” is used to indicate the degree of certainty that a stock is value or growth based on its relative book-to-price ratio and I/B/E/S forecast long-term growth mean. This method allows stocks to be represented as having both growth and value characteristics, while preserving the additive nature of the index. A process for assigning growth and value weights is applied to the stocks after the index is comprised. Stocks are ranked by their adjusted book-to-price ratio and their I/B/E/S forecast long-term growth mean. These rankings are converted to standardized units and combined to produce a composite value score (“CVS”). Stocks are then ranked by their CVS, and a probability algorithm is applied to the CVS distribution to assign growth and value.

Available shares are assumed to be shares available for trading. Exclusion of capitalization held by other listed companies and large holdings of private investors (10% or more) is based on information recorded in SEC corporate filings. Other sources are used in cases of missing or questionable data. The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares — corporations that have Employee Stock Ownership Plans that comprise 10% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares — occurs when the shares of a corporation included in an Index are held by another corporation also included in that Index. Any percentage held in this class will be adjusted;

•

Large private and corporate shares — large private and corporate holdings are defined as those shares held by an individual, a group of individuals acting together or a corporation not included in the related Index that own 10% or more of the shares outstanding. However, not to be included in this class are institutional holdings, which are: investment companies, partnerships, insurance companies, mutual funds, banks or venture capitals;

•	Unlisted share classes — classes of common stock that are not traded on a U.S. securities exchange; and

•

Initial public offering lock-ups — shares locked-up during an initial public offering are not available to the public and will be excluded from the market value at the time the initial public offering enters the related Index.

Corporate Actions Affecting the Indices.

The following summarizes the types of Index maintenance adjustments and indicates whether or not an adjustment to an Index is required.

•

“No Replacement” Rule — Securities that leave an Index between reconstitution dates for any reason (e.g., mergers, acquisitions or other similar corporate activity) are not replaced. Thus, the number of securities in the Indices over the year will fluctuate according to corporate activity.

•

Deleted Stocks — When deleting stocks from an Index as a result of exchange de-listing or reconstitution, the price used will be the market price on the day of deletion, including potentially the OTC Bulletin Board price. Previously, prices used to reflect de-listed stocks were the last traded price on the primary exchange.

•

Exceptions — There may be corporate events, like mergers or acquisitions, that result in the lack of current market price for the deleted security and in such an instance the latest primary exchange closing price available will be used.

•

Rule for Additions — The only additions between reconstitution dates are as a result of spin-offs and initial public offerings. Spin-off companies are added to the parent company’s Index and capitalization tier of membership, if the Spin-off is large enough.

To be eligible, the spun-off company’s total market capitalization must be greater than the Market-adjusted total market capitalization of the smallest security in the parent company’s Index at the latest reconstitution.

•

Rule for Corporate Action-Driven Changes — Changes resulting from corporate actions are generally applied at the open of the ex-date using the previous day’s closing prices. For reclassification of shares, mergers and acquisitions, spin-offs or reorganizations, adjustments are made at the open of the ex-date using previous day closing prices. For re-incorporations and exchange de-listing, deleted entities are removed at the open on the day following re-incorporation or delisting using previous day closing prices (including OTC prices for de-listed stocks).

•

Quarterly IPO Additions — Eligible companies that have recently completed an initial public offering (“IPO”) are added to the Indices at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments are made using the returns of the Indices. Eligible companies are added to the Indices using their industry’s average style probability established at the latest constitution.

Each month, the Indices are updated for changes to shares outstanding as companies report changes in share capital to the Securities and Exchange Commission. Only cumulative changes to shares outstanding greater than 5% are reflected in the Indices. This does not affect treatment of major corporate events, which are effective on the ex-date.

License Agreement with Frank Russell Company

We have entered into an agreement with Frank Russell Company providing us and certain of our affiliates identified in that agreement, in exchange for a fee, with the right to use indices owned and published by Frank Russell Company in connection with certain securities, including the securities.

Frank Russell Company does not guarantee the accuracy and/or the completeness of the Russell 1000 Value Index, the Russell 1000 Growth Index or the Russell 1000 Index or any data included in those indices and has no liability for any errors, omissions, or interruptions in those indices. Frank Russell Company makes no warranty, express or implied, as to results to be obtained by the calculation agent, holders of the securities, or any other person or entity from the use of the Russell 1000 Value Index, the Russell 1000 Growth Index or the Russell 1000 Index or any data included in those indices in connection with the rights licensed under the license agreement described in this term sheet or for any other use. Frank Russell Company makes no express or implied warranties, and hereby expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the Russell 1000 Value Index, the Russell 1000 Growth Index or the Russell 1000 Index or any data included in those indices. Without limiting any of the above information, in no event will Frank Russell Company have any liability for any special, punitive, indirect or consequential damages, including lost profits, even if notified of the possibility of these damages.

The securities are not sponsored, endorsed, sold or promoted by Frank Russell Company. Frank Russell Company makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell 1000 Value Index, the Russell 1000 Growth Index or the Russell 1000 Index to track general stock market performance or a segment of the same. Frank Russell Company’s publication of the Russell 1000 Value Index, the Russell 1000 Growth Index or the Russell 1000 Index in no way suggests or implies an opinion by Frank Russell Company as to the advisability of investment in any or all of the stocks upon which those indices are based. Our relationship with Frank Russell Company is the licensing of certain trademarks and trade names of Frank Russell Company and of the Russell 1000 Value Index, the Russell 1000 Growth Index, the Russell 1000 Index and certain other indices, all of which are determined, composed and calculated by Frank Russell Company without regard to us or the securities. Frank Russell Company is not responsible for and has not reviewed the securities nor any associated literature or publications and Frank Russell Company makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Frank Russell Company reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 1000 Value Index, the Russell 1000 Growth Index or the Russell 1000 Index. Frank Russell Company has no obligation or liability in connection with the administration, marketing or trading of the securities.

Russell 1000 Value Index, the Russell 1000 Growth Index and the Russell 1000 Index are registered trademarks of Russell Investment Group in the U.S. and other countries.

Discontinuation of the Russell 1000 Growth Index; Alteration of Method of Calculation

If Frank Russell Company discontinues publication of the Growth Index and Frank Russell Company or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Growth successor index”), then any Growth Index closing level will be determined by reference to the level of such Growth successor index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Growth successor index on the relevant Averaging Dates or other relevant dates.

Upon any selection by the calculation agent of a Growth successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If Frank Russell Company discontinues publication of the Growth Index prior to, and such discontinuance is continuing on, any Averaging Date or other relevant date, and the calculation agent determines, in its sole discretion, that no Growth successor index is available at such time, or the calculation agent has previously selected a Growth successor index and publication of such Growth successor index is discontinued prior to and such discontinuation is continuing on any such Averaging Date or other relevant date, then the calculation agent will determine the Growth Index closing level for such date. The Growth Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Growth Index or Growth successor index, as applicable last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Growth Index or Growth successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Growth Index or Growth successor index, as applicable, on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the Growth Index or a Growth successor index, or the level thereof, is changed in a material respect, or if the Growth Index or a Growth successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the Growth Index or such Growth successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Growth Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Growth Index or such Growth successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level with reference to the Growth Index or such Growth successor index, as adjusted. Accordingly, if the method of calculating the Growth Index or a Growth successor index is modified so that the level of such Index or Growth successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Growth Index), then the calculation agent will adjust such Growth Index in order to arrive at a level of the Growth Index or such Growth successor index as if there had been no such modification (e.g., as if such split had not occurred).

Discontinuation of the Russell 1000 Value Index; Alteration of Method of Calculation

If Frank Russell Company discontinues publication of the Value Index and Frank Russell Company or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a “Value successor index”), then any Value Index closing level will be determined by reference to the level of such Value successor index at the close of trading on the NYSE, the AMEX, the Nasdaq National Market or the relevant exchange or market for the Value successor index on the relevant Averaging Dates or other relevant dates.

Upon any selection by the calculation agent of a Value successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the securities.

If Frank Russell Company discontinues publication of the Value Index prior to, and such discontinuance is continuing on, any Averaging Date or other relevant date, and the calculation agent determines, in its sole discretion, that no Value successor index is available at such time, or the calculation agent has previously selected a Value successor index and publication of such Value successor index is discontinued prior to and such discontinuation is continuing on any such Averaging Date or other relevant date, then the calculation agent will determine the Value Index closing level for such date. The Value Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Value Index or Value successor index, as applicable last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Value Index or Value successor index, as applicable. Notwithstanding these alternative arrangements, discontinuance of the publication of the Value Index or Value successor index, as applicable, on the relevant exchange may adversely affect the value of the securities.

If at any time the method of calculating the Value Index or a Value successor index, or the level thereof, is changed in a material respect, or if the Value Index or a Value successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of the Value Index or such Value successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of business in New York City on each date on which the Value Index closing level is to be determined, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Value Index or such Value successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the closing level with reference to the Value Index or such Value successor index, as adjusted. Accordingly, if the method of calculating the Value Index or a Value successor index is modified so that the level of such Index or Value successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Value Index), then the calculation agent will adjust such Value Index in order to arrive at a level of the Value Index or such Value successor index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the closing level of a Basket Index on an Averaging Date and, consequently, the EARS Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to a Basket Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of such Basket Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of such Basket Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to such Basket Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the securities.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in one of the Basket Indices is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Basket Index shall be based on a comparison of:

•	the portion of the level of the disrupted Basket Index attributable to that security relative to

•	the overall level of the disrupted Basket Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred in a Basket Index:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on a Basket Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to that Basket Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the applicable Basket Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary organized exchange or market of trading for any security (or any combination thereof) then included in the relevant Basket Index or any successor index.

Historical Information

The following graphs show the daily performance of the Russell 1000 Value Index and the Russell 1000 Growth Index from January 1, 2002 through October 1, 2007. The closing level of the Russell 1000 Growth Index on October 1, 2007 was 626.15. The closing level of the Russell 1000 Value Index on October 1, 2007 was 863.03.

We obtained the various Basket Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of each Basket Index should not be taken as an indication of future performance, and no assurance can be given as to the closing level of any Basket Index on any Averaging Date.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. The agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security principal amount. Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security principal amount. See “Underwriting” in the accompanying product supplement.